Exhibit 10.12
EXECUTION VERSION

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

PHARMA LICENSE AGREEMENT

This PHARMA LICENSE AGREEMENT (the “Agreement”) is made as of December 31, 2015, and effective as of the Effective Date (as that term is defined below) by and between Danisco US, Inc., a Delaware corporation having a place of business at Building 356, DuPont Experimental Station, Wilmington, Delaware (“Danisco”) and Dyadic International, Inc., a Delaware corporation having its principal office at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida (“Dyadic”). Danisco and Dyadic are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.” As used in this Agreement, capitalized terms shall have the meanings indicated in Article 1 of this Agreement or as specified elsewhere in the Agreement. Other capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

WHEREAS, pursuant to and in accordance with the terms of the Asset Purchase Agreement, Danisco will acquire all patents, know-how and assets relating to the generation and use of Dyadic’s proprietary Myceliopthora thermophila (formerly classified as Chrysosporium lucknowense, “C1”) technology for the expression of genes and secretion of certain corresponding substances and, in connection therewith, Danisco will acquire ownership of all C1 Strains, as well as the Dyadic Know-How, and Dyadic Materials, including, without limitation, certain Genetic Tools;

WHEREAS, Dyadic desires to obtain, and Danisco is willing to grant to Dyadic access and a co- exclusive license, with the right to enforce, with respect to certain patent rights, materials and related know-how, as more specifically provided for hereinafter, in order to permit Dyadic and its Sublicensees to use the C1 Strains, or the Danisco Improved Strains, as well as certain related Know-How and Dyadic Materials, to offer services and to make, use, sell, offer to sell, have made, import and export compositions of matter, but in each case, solely in the Pharmaceutical Field and on the terms and conditions herein;

WHEREAS, Danisco is willing to provide certain Services, when and if agreed, related to the use of the C1 Strains as a Pharmaceutical Platform, all on the terms and conditions herein, and

WHEREAS, in the event Danisco, Dyadic or its Sublicensees use, as applicable, the C1 Strains or the Danisco Improved Strains to make, have made, use, sell, offer to sell, import or export, Pharmaceutical Products or provide services in the Pharmaceutical Field, the Parties have agreed that certain royalties may be payable based on such sales, in all events in accordance with the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Danisco and Dyadic hereby agree as follows:

ARTICLE 1 DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this definition of “Affiliate”, the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question, or fifty percent (50%) or more interest in the income of the entity in question; provided, however, that if local Law requires a minimum percentage of local ownership of greater than fifty percent (50%), control will be established by direct or indirect beneficial ownership of such greater percentage, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

“Asset Purchase Agreement” means the Asset Purchase and Sale Agreement dated November 9, 2015 between Danisco, Dyadic and Dyadic International (USA), Inc., a Florida corporation, pursuant to which Danisco will acquire certain assets related to C1 Strains, on the terms and subject to the conditions set forth therein.

“C1 Genomic Information” means the genome sequence of C1 Strains and any associated annotations, software, software tools related thereto, all as more fully described in Exhibit A.

“C1 Strain(s)” means, individually and collectively, the Myceliophthora thermophila strains acquired by Danisco from Dyadic or its Affiliates pursuant to the Asset Purchase Agreement.

“Confidential Information” means any information of a confidential and proprietary nature, whether oral, written, visual, electromagnetic, or in any other form, which is disclosed by a Party or Licensed Party and which is designated as being confidential in writing within three (3) Business Days of the date of disclosure. Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives in breach of this Agreement, (ii) is or becomes available to the receiving Party or its Representatives from a source other than the disclosing Party or its Representatives, which such source is not known by the receiving Party to be subject to a contractual obligation to the Disclosing Party prohibiting such disclosure, or (iii) is independently developed by the receiving Party or its Representatives by persons who, the receiving Party can demonstrate by clear and convincing evidence, had no access to, and developed such information without reference to the Confidential Information of the disclosing Party.

“Control” or “Controlled” means ownership or possession of the ability to assign, grant access, license or sublicense, with the right, inter alia, to use, as provided for, in any case without violating the applicable terms of any agreement or other arrangement with any Third Party.

“Danisco Background Technology” means Know-How and Genetic Tools known to Danisco and its Affiliates prior to the Effective Date.

“Danisco Background Tool” means any Genetic Tool that consists essentially of either (a) a Genetic Tool owned or controlled by Danisco or any Affiliate of Danisco prior to the Effective
Date or that is developed or obtained by Danisco or any Affiliate of Danisco not pursuant to the Services, or (b) such a Genetic Tool that is modified as part of the provision of the Services solely in order to enable use of such Genetic Tool in a C1 Strain or a Danisco Improved Strain. For the avoidance of doubt, the foregoing does not include, and expressly, excludes the Genetic Tools acquired pursuant to the Asset Purchase Agreement and any Services Generated Genetic Tools.

“Danisco Confidential Information” means (i) Confidential Information, created after the Effective Date, relating to any C1 Strain, C1 Genomic Information, Dyadic Material, Danisco Improved Strain, Genetic Tool, Dyadic Know-How, or Danisco Know-How licensed by Danisco under this Agreement, and (ii) Confidential Information of Danisco learned by Dyadic as a result of Danisco’s performance of the Services or the transfer of technology pursuant to Article 3.

“Danisco Know-How” means Know-How regarding C1 Strains or Danisco Improved Strains (i) which is actually used and/or developed by the Designated Employees in the course of providing Services to grow any C1 Strain or Danisco Improved Strain to express any Pharmaceutical Product, (ii) which Danisco is free to disclose without breaching any bona fide obligations of confidentiality to any Third Party, and (iii) which is useful with respect to the use of the C1 Strains or Danisco Improved Strains in the Pharmaceutical Field. Notwithstanding anything herein to the contrary, Know-How not actually used in the course of providing Services and included in the definition of Danisco Background Technology is not included in Danisco Know- How unless necessary to grow any C1 Strain or Danisco Improved Strain transferred to Dyadic to express any Pharmaceutical Product. Know-How developed under the Services provided for in Exhibit B which has no known utility in the Pharmaceutical Field shall not be deemed to be Danisco Know-How.

“Danisco Improved Strain” means a C1 Strain modified to express or secrete a Pharmaceutical Product where the performance or characteristics of such C1 Strain, including, without limitation, with respect to any composition of matter produced or expressed therein, has been materially altered as a result of work done by or on behalf of Danisco pursuant to Exhibit B and where such C1 Strain, as materially altered, would, to one reasonably skilled in the art, be useful in the Pharmaceutical Field.

“Danisco Patents” means those Patents, other than the Dyadic Patents, Controlled by Danisco after the Effective Date reasonably necessary for the use of any C1 Strain or modified C1 Strain in the Pharmaceutical Field, including, but not limited to, use thereof as a Pharmaceutical Platform but excluding any claim of such a Patent that exclusively covers, as a composition of matter or method of manufacture, (a) the specific structure, other than as a generic claim, of a Pharmaceutical Product, or (b) an industrial enzyme; provided, however, that the foregoing shall not be interpreted in a manner which limits or otherwise interferes with Dyadic or its Sublicensees’ right hereunder with respect to any Pharmaceutical Product that has a different structure, including, without limitation, a distinct amino acid or chemical structure.

“Dyadic Confidential Information” means (i) the identity, characteristics, uses, including any indication, and/or genetic sequence of any Pharmaceutical Product owned, Controlled or being worked on by Dyadic or its Sublicensee, including with respect to which Services will be provided under Exhibit B (ii) Dyadic’s selection criteria or assay for identifying Pharmaceutical
Products that can be expressed by C1 Strains, (iii) Confidential Information which Danisco, through its Relationship Manager, agrees in writing to receive after Dyadic discloses in writing and in general the contents of such Confidential Information, provided, however, the Relationship Manager shall not refuse to except such information as Confidential Information, if such information is reasonably necessary for Danisco to perform the Services provided in Exhibit B and (iv) all Confidential Information disclosed by Dyadic pursuant to Section 2.1(b). Notwithstanding the foregoing, in the event that the identity of a Pharmaceutical Product and/or the identity of any pharmaceutical companies interested in such Pharmaceutical Product becomes publicly available, then the identity, characteristics, uses, including any indication, of such Pharmaceutical Product, the fact that Dyadic is interested in producing such Pharmaceutical Product, and/or the fact that Dyadic is working with any such pharmaceutical company with respect to such Pharmaceutical Product shall not be considered to be Dyadic Confidential Information.
“Dyadic Know-How” means the Transferred Know-How relating to the engineering, production, fermentation, composition and use of C1 Strains, as such information existed as of the Effective Date.
“Dyadic Material(s)” means the materials set forth on Exhibit A.
“Dyadic Patents” means the Transferred Patents related to the composition and use of C1 Strains.
“Dosage Forms” means the final dosage form in which a Pharmaceutical Product will be administered to a human or animal.
“Effective Date” means the Closing Date of the Asset Purchase Agreement.
“Genetic Tools” means any composition of matter and genetic elements useful for using, manipulating, engineering, transforming, transfecting, modifying or altering a C1 Strain that was transferred to Danisco pursuant to the Asset Purchase Agreement. Without limiting or expanding the foregoing, Genetic Tools shall include those identified on Exhibit A.
“Improvement” means (a) with respect to each licensee of Dyadic or its Affiliates under a Transferred Agreement, the definition given to that term in the applicable Transferred Agreement, and (b) any modification to a C1 Strain, Genetic Tool, Dyadic Know-How, or

Dyadic Material which improves the ability or characteristics of a C1 Strain with respect to the expression or screening of products other than Pharmaceutical Products.
“Industrial C1 Strain” means any C1 Strain which, to one ordinarily skilled in the art, is primarily useful outside the Pharmaceutical Field and has no significant utility inside the Pharmaceutical Field.
“Industrial C1 Patents” means Patents exclusively covering the practice or use of the Industrial C1 Strains.
“Know-How” means, to the extent necessary or reasonably useful to the use of a C1 Strain or Danisco Improved Strain, any and all technical information, regulatory information, processes, procedures, methods, formulae, protocols, and techniques relating thereto, including, without limitation, the information and fermentation protocols listed on Exhibit A. Expressly included in Know-How is any such Know-How relating to C1 Genomic Information or Genetic Tools.

“Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental, court or regulatory authority within the applicable jurisdiction, including the Patent laws of any relevant jurisdiction.

“Licensed Parties” means (a) Dyadic and (b) direct and indirect Sublicensees of Dyadic.

“Net Sales” means all revenues received in connection with the sale of a Pharmaceutical Product or a Dosage Form which was produced, with respect to sales by Danisco, using a C1 Strain or an improved C1 Strain, or, with respect to sales by a Licensed Party, using any C1 Strain or improved C1 Strain where such production is covered by a Danisco Patent minus (i) import, export, excise and sales taxes, and custom duties; (ii) costs of insurance, packing, and transportation customarily charged in the industry; and (iii) rebates, credits and allowances provided with respect to such sales.

“Patents” means (a) United States, Patent Cooperation Treaty, and non-US national patents, re- examinations, reissues, renewals, extensions and term restorations, utility models and registrations, design patents, inventors’ certificates and counterparts thereof; and (b) pending applications for United States and foreign patents, including, without limitation, provisional applications, continuations, continued prosecution, divisional and substitute applications, and counterparts thereof.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Pharmaceutical Field” means the development and use of a C1 Strain as a Pharmaceutical Platform for the research, discovery, development, manufacture or commercialization of any Pharmaceutical Product.

“Pharmaceutical Improvement” means any modification to a C1 Strain, Genetic Tool, Dyadic Know-How, or Dyadic Material which improves the ability or characteristics of a C1 Strain with respect to the expression or screening of Pharmaceutical Products.

“Pharmaceutical Patent” means the claim of any Patent covering a composition of matter consisting of a specific Pharmaceutical Product identified by biologic activity relevant to the Pharmaceutical Field, chemical structure or amino acid sequence or the expression of such amino acid sequence for such specific Pharmaceutical Product in a C1 Strain. For the avoidance of doubt, a Pharmaceutical Patent does not include a Patent which claims the production of a class of Pharmaceutical Products (e.g., vaccines or antibodies) in a C1 Strain or Danisco Improved Strain or using any Know-How, including Dyadic Know-How, Dyadic Materials, or Danisco Know-How, specifically relating thereto.

“Pharmaceutical Platform” means a C1 Strain useful for the discovery, development, expression, modification, improvement, manufacture or commercialization of a composition of matter comprising a Pharmaceutical Product.

“Pharmaceutical Product” means (i) an active pharmaceutical ingredient or active moiety intended for the treatment, diagnosis or prophylaxis of any disease or medical condition in a human or any other animal, (ii) an intermediate which is subsequently processed into an active pharmaceutical ingredient, or (iii) a processing aid used in the production of an active pharmaceutical ingredient. Notwithstanding the foregoing, a Pharmaceutical Product does not mean any enzyme, protein, reactant or biosynthetic product sold as an industrial enzyme and used industrially in grain sugar or fiber processing, animal nutrition, food applications, personal care, fabric and home care, or biofuels and any other application for which industrial enzymes have been traditionally used. With respect to the foregoing sentence, it is understood that a composition of matter that also may have functionality with respect to the excluded categories set forth therein shall not be deemed to be excluded from the definition of a Pharmaceutical Product when intended for the treatment, diagnosis or prophylaxis of any disease or medical condition in a human or any other animal.

“Sanofi Agreement" means an agreement titled "Proof of Concept, Exclusive License Option & Technology Transfer Agreement" entered into between Sanofi Pasteur S.A., EnGen BIO, Inc., and Dyadic Nederland B.V., dated March 30, 2011, as amended.

“Services” means the activities set forth in Exhibit B, as such Exhibit B may be amended or supplemented, the operative and other provisions of which are incorporated herein as if set forth in full.

“Services Generated Tools” means Genetic Tools generated in the course of the provision of the Services. For the avoidance of doubt expressly excluded from the definition of Services Generated Tools is any Danisco Background Tool.

“Sublicensee” means any Person doing business in the Pharmaceutical Field (other than Sanofi Pasteur S.A. and its Affiliates and then solely to the extent relating to a sublicense granted pursuant to Section 2.1(a)(v) hereof) which is a direct or indirect sublicensee of Dyadic in accordance with the terms of this Agreement or to which any C1 Strain, Dyadic Know-How, Dyadic Materials, Danisco Improved Strain, Danisco Know-How, Genetic Tool, or any Dyadic Patent or Danisco Patent is sub-licensed by Dyadic under a written Sublicense Agreement granted in all events in compliance with the requirements of Section 2.1(b) of this Agreement.
“Sublicense Agreement” means an agreement between Dyadic and a Sublicensee that meets the requirements set forth in Section 2.1(b).
“Third Party” means any Person other than Danisco, Dyadic, any Affiliate of either Danisco or Dyadic, or any Sublicensee.
“Transferred Contract Party” means a party to a Transferred Contract other than Dyadic, Dyadic International (USA), Inc., a Florida corporation, or Dyadic Netherland BV. For the purposes of this Agreement, each reference to a Transferred Contract shall be a reference to the Transferred
Contract as it exists as of the Effective Date, it being understood that Danisco may enter into amendments to or extend the term of any Transferred Contract where (i) such amendment or term extension is unrelated to the Pharmaceutical Field; (ii) does not extend any additional rights to the counterparty to the Transferred Contract in the Pharmaceutical Field and (iii) such amendment does not alter, waive, amend or diminish the rights of Licensed Parties with respect to the Pharmaceutical Field.

ARTICLE 2 LICENSE AND TECHNOLOGY TRANSFER

2.1 Grants to and Covenants by Dyadic and Dyadic Sublicensees and Sublicensing

(a)	License Grants

(i)	Subject to the terms and conditions of this Agreement, Danisco on behalf of itself and its Affiliates hereby grants to Dyadic:

(A) a co-exclusive (as between Danisco and Dyadic, but subject to the rights of any Third Party under any Transferred Contract), a non- transferable (except as provided in Section 10.3), worldwide, royalty free, perpetual (subject to Section 9.2) license, with the right to enforce (subject to Section 4.2), and grant sublicenses pursuant to and in accordance with this Section 2.1(a) and Section 2.1(b), to use the C1 Strains, the Dyadic Materials, and the Danisco Improved Strains, and practice under the Dyadic Patents,

(B) a non-exclusive, non-transferable (except as provided in Section 10.3), worldwide, royalty free, perpetual (subject to Section 9.2)

license, with the right to grant sublicenses pursuant to and in accordance with this Section 2.1(a)(i) and Section 2.1(b), to use the Genetic Tools (excluding Danisco Background Technology and Danisco Background Tools), the Services Generated Tools, the Dyadic Know-How and Danisco Know-How,

in the case of (A) and (B) solely to: (1) make, have made (subject to Section 2.1(b)), use, sell, offer to sell, export and import Pharmaceutical Products and (2) provide services using the C1 Strains and any improved C1 Strain, including Danisco Improved Strains but excluding any Danisco Background Technology or Danisco Background Tool embodied therein, as a Pharmaceutical Platform, in both cases, solely for use in the Pharmaceutical Field. Such right to grant sublicenses does not include the further right of any Sublicensee to further sublicense the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Danisco Know-How, the Dyadic Materials, the Genetic Tools, the Services Generated Tools, and the Dyadic Patents for any purpose except to the extent necessary to have Third Parties conduct contract research on behalf of a Licensed Party regarding use of C1 Strains, Dyadic Materials or the Dyadic Know-How or modifications thereto as a Pharmaceutical Platform or for a Sublicensee to exercise its “have made”
rights or, with respect to a Pharmaceutical Product, to grant limited sublicenses within multiple tiers of Sublicensee Affiliates or Third Parties solely to permit manufacturing, distributing or marketing such Pharmaceutical Product on behalf of such Sublicensee.

(ii) Subject to the terms and conditions of this Agreement, Danisco on behalf of itself and its Affiliates hereby grants to Dyadic a non-exclusive, non-transferable (except as provided in Section 10.3), worldwide, royalty free, perpetual (subject to Section 9.2) license with the right to grant sublicenses pursuant to and in accordance with this Section 2.1(a)(i) and Section 2.1(b), to use the Danisco Background Technology and the Danisco Background Tools solely to express the specific polypeptide expressed by the Danisco Improved Strain as to which the Services were provided using such Danisco Background Technology or such Danisco Background Tool. Such right to grant sublicenses does not include the further right of any Sublicensee to further sublicense the Danisco Background Technology and the Danisco Background Tools except to permit the expression of the specific polypeptide expressed by the Danisco Improved Strain as to which the Services were provided with respect to such Danisco Background Tool or Danisco Background Technology.

(iii) Subject to the terms and conditions of this Agreement, Danisco on behalf of itself and its Affiliates hereby grants to Dyadic a co-exclusive (as between Danisco and Dyadic, but subject to the rights of any Third Party under any Transferred Contract), non-transferable (except as provided in Section 10.3), worldwide, royalty bearing, perpetual (subject to Section 9.2) right and license, with the right to grant sublicenses and to enforce (subject to Section 4.2), pursuant to and in accordance with this Section 2.1(a)(ii) and Section 2.1(b), to practice under the Danisco Patents to (A) make, have made (subject to Section 2.1(b)), use, sell, offer to sell, export and import Pharmaceutical Products and (B) provide services using the C1 Strains or a Danisco Improved Strain as a Pharmaceutical Platform, in both cases, solely for use in the Pharmaceutical Field. Such right to grant sublicenses does not include the further right of any Sublicensee to further sublicense the Danisco Patents for any purpose except to the extent necessary to have Third Parties conduct contract research using the C1 Strains or for a Sublicensee to exercise its “have made” rights or, with respect to a Pharmaceutical Product, to grant limited sublicenses within multiple tiers of Sublicensee Affiliates or Third Parties solely to permit manufacturing, distributing or marketing such Pharmaceutical Product on behalf of such Sublicensee.

(iv)With respect to the grant provided for in Section 2.1(a)(iii), such grant shall be royalty bearing in accordance with the following table:

[*]

Such royalty shall be payable to Danisco within thirty (30) Business Days from the end of each calendar quarter by Dyadic or its Sublicensee and a report regarding Net Sales shall be provided to Danisco. Dyadic and its Sublicensees, no more than once every twelve (12) months, shall permit an audit of their books and records by a national accounting firm designated by Danisco. Such accounting firm shall confirm the accuracy of any royalty calculation and shall not disclose to Danisco any other information of Dyadic or its Sublicensees other than the correct calculation of Net Sales and the amount of the royalty payable to Danisco. In the event that such audit reveals an underpayment of any royalty of more than one percent (1%), the Licensed Party which is obligated to pay such royalty shall reimburse Danisco for the cost of such audit.
Notwithstanding the foregoing, in the event that Danisco owes a royalty or other payment to a Third Party as a result of the use by a Licensed Party of the rights licensed under Section 2.1, the Licensed Party, exercising its sole judgment, shall either forego the right to proceed under such licensed right or, in addition to the royalties provided for above, reimburse Danisco for all payments due to any such Third Party arising from such use upon delivery of an invoice therefor. With respect to any rights provided for in this paragraph, the Licensed Parties shall abide by any conditions for such use applicable to Danisco activities in the Pharmaceutical Field and negotiated in good faith. During the period in which Services are provided, if either Party identifies potential opportunities for in-licensing technology suitable for use in improving C1 Strains as Pharmaceutical Platform, then such Party may provide notice to the patent committee referenced below for consideration. Subject to obligations of confidentiality, prior to using any technology which would result in application of the first sentence of this paragraph, notice will be provided to Dyadic. Within a reasonable time after such notice, but in any event within sixty (60) days after receipt of such notice, Dyadic shall be free to provide alternatives or comment on such technology and Danisco shall consider such advice; provided however Danisco may proceed or not in its sole discretion exercised in objective good faith.

Except with respect to rights foregone by a Licensed Party pursuant to the preceding paragraph, Danisco and its Affiliates shall not assert, subject to the payment of any royalty provided for herein, as applicable, any Dyadic Patent or Danisco Patent or make a claim of misappropriation or breach of confidentiality, with respect to any Danisco Background Technology (but only to the extent rights are granted to such Danisco Background Technology as set forth in the next sentence), Danisco Know-How, Dyadic Know-How, Dyadic Materials or Genetic Tools against any Licensed Party which, in accordance with the limitations provided for herein, is using a C1 Strain, Dyadic Know-How, Dyadic Materials, Danisco Improved Strain, Danisco Know-How, or Genetic Tool in providing services using C1 Strains as a Pharmaceutical Platform or to produce Pharmaceutical Products, in each case, in compliance with its obligations to Danisco under this Agreement and any Sublicense Agreement. For the purposes of the foregoing, the right granted with respect to any Danisco Background Technology only extends so far as is reasonably necessary for a Licensed Party to actually grow any C1 Strain, C1 Improved Strain or any progeny thereof actually provided by Danisco pursuant to the provision of Services under this Agreement, or express or purify any Pharmaceutical Product which is the subject of a Service, or if such Danisco Background Technology is publically available.

(v) Danisco, on behalf of itself and its Affiliates, hereby grants to Dyadic an exclusive, but subject to the rights of any Third Party under any Transferred Contract, non-transferable, worldwide, royalty free, license, with the right to enforce (subject to Section 4.2), and grant a sublicense solely to Sanofi Pasteur S.A. or its Affiliates in accordance with the terms of the Sanofi Agreement, to use the C1 Strains, the Dyadic Materials, and practice under the Dyadic Patents solely to make, have made, use, sell, offer for sale, or import Products (as that term is defined in Exhibit B to the Sanofi Agreement) for use solely in [*] vaccines. Dyadic shall promptly notify Danisco in the event that (A) Sanofi Pasteur S.A. (or its affiliate, assignee or successor) exercises the License Option (as defined in the Sanofi Agreement), (B) the Option Period (as defined in the Sanofi Agreement) expires, (C) the Sanofi Agreement terminates or expires prior to the exercise of the License Option and/or (D) the license agreement contemplated by the Sanofi Agreement or any sublicense agreement executed among the parties in connection therewith and pursuant to this Section 2.1(a)(iv) terminates or expires. In the event that the Option Period expires prior to the exercise of the License Option, the Sanofi Agreement terminates or expires prior to the exercise of the License Option or the license agreement contemplated by the Sanofi Agreement or any sublicense agreement executed among the parties in connection therewith and pursuant to this Section 2.1(a)(v) terminates or expires, the license set forth in this Section 2.1(a)(v) shall automatically terminate and this Section 2.1(a)(v) shall be of no further force or effect.

(b)    Sublicenses. The license granted pursuant to Section 2.1(a)(i) and (ii) includes the right to grant sublicenses within the scope of such license solely as set forth in this Section 2.1(b) pursuant to a written agreement (each a “Sublicense Agreement”) which will contain provisions consistent with the following:

(i)	Each Sublicense Agreement shall include this Agreement as an attachment after redaction of Sections 3.2, 3.3 and 3.4.

(ii)	Each Sublicense Agreement shall include a provision which reads as follows:

“Sublicensee acknowledges that it has read the Pharma License Agreement entered into between Danisco US Inc. and Dyadic International Inc. and agrees to be bound by the provisions of such License Agreement as if it were a party to such License Agreement. For the avoidance of doubt, this includes the provisions of Section 10.7 regarding resolution of disputes.”

(iii)	Each Sublicense Agreement shall include a provision which reads as follows:

“Sublicensee agrees that Danisco US Inc. or any authorized assignee of Danisco US Inc. is an intended third party beneficiary to any Sublicense Agreement and shall be entitled to enforce the terms of this Agreement directly against Sublicensee.”

(iv)	Each Sublicense Agreement shall include a provision which reads as follows:

“This Sublicense Agreement shall not be further sublicensed except that, as applicable, the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools and the Danisco Patents may be further sublicensed to the extent necessary to Third Parties having no economic interest in the Pharmaceutical Product under development to provide contract research services or contract manufacturing services for a Licensed Party, for a Sublicensee to exercise its ‘have made’ rights or, with respect to a Pharmaceutical Product, to grant limited sublicenses within multiple tiers of Sublicensee Affiliates or Third Parties solely to permit manufacturing, distributing or marketing such Pharmaceutical Product on behalf of such Sublicensee under terms no less restrictive than the terms set forth in Section 2.2 of the Pharma License Agreement entered into between Danisco US Inc. and Dyadic International Inc. ”

During January of each year during the Term of this Agreement, Dyadic shall notify Danisco in writing of the identity and address of each active Sublicensee, and when publicly available, shall promptly report to a designated risk manager at Danisco or an Affiliate of Danisco, who shall not share the information except as needed to assess and manage risk, the identity and proposed indication of the Pharmaceutical Product that is the subject of the Sublicense. All such disclosures shall be deemed to be Dyadic Confidential Information.

2.2 Covenants by Licensed Parties

(a)    Licensed Parties shall not (i) use any C1 Strain, improved C1 Strain, Dyadic Know-How, Dyadic Materials, Danisco Know-How, Danisco Improved Strain, Genetic Tools, or practice under the Dyadic Patents or Danisco Patents outside of the Pharmaceutical Field and shall exercise the rights licensed hereunder in compliance with applicable law, or (ii) transfer, license or grant access to any C1 Strain, improved C1 Strain, Dyadic Know-How, Dyadic Materials, Genetic Tools, Danisco Know-How, Danisco Improved Strain, Dyadic Patents or Danisco Patents or derivatives thereof to any Third Party other than in accordance with this Agreement. Any uncured breach of this covenant by a Sublicensee or Dyadic, when finally adjudicated in accordance with Article 10, shall be a material breach of, as applicable, this Agreement or the Sublicense Agreement. Dyadic agrees to notify Danisco in writing within fifteen (15) Business Days if Dyadic has a reasonable basis to believe that any Sublicensee has breached this covenant. In addition to the right of Danisco to proceed separately against any such Sublicensee, Dyadic shall take all commercially reasonable measures to prevent any such Sublicensee from continuing such breach, provided, however, that Danisco shall be given the right to elect which entity takes the initial enforcement step within ten (10) Business Days of the report of a potential breach. Subject to the foregoing sentence and Danisco’s right pursuant to Section 9.2(a) hereof, the Parties will work in good faith to allocate the responsibility for resolving such allegations of unlicensed use cooperatively, it being understood that Danisco shall have the final say.

(b)    In the event that Danisco has a reasonable basis to believe that any Licensed Party or Sanofi is using or has used C1 Strain, Dyadic Know-How, Dyadic Materials, Genetic Tools, Danisco Know-How, Danisco Improved Strain or derivatives thereof or practiced under the Dyadic Patents or Danisco Patents in a manner that is inconsistent with the terms of this Agreement, Danisco shall, within fifteen (15) Business Days of its first having such a reasonable basis, provide written notice to Dyadic describing such use and providing reasonable detail as to the basis for the allegation that such use is not permitted by this Agreement. As soon as practicable, but in no event later than fifteen (15) Business Days after Dyadic’s receipt of such written notice, the Parties shall confer, either in person or by telephone, to discuss and attempt to resolve Danisco’s concerns. In the event that Danisco’s concerns are not resolved in such conference, Dyadic will initiate an investigation regarding Danisco’s concerns and will, subject to any confidentiality obligations it may have, provide to Danisco a summary of its findings. The Parties will work in good faith to allocate the responsibility for resolving such allegations of unlicensed use cooperatively. In addition to the right of Danisco to proceed separately against any such Sublicensee, Dyadic shall take all commercially reasonable measures to prevent any such Sublicensee from continuing such breach, provided, however, that Danisco shall be given the right to elect which entity takes the initial enforcement step within ten (10) Business Days of the report of a potential breach. Subject to the foregoing sentence and Danisco’s right pursuant to Section 9.2(a) hereof, the Parties will work in good faith to allocate the responsibility for resolving such allegations of unlicensed use cooperatively, it being understood that Danisco shall have the final say.

(c)    In all circumstances of an actual or alleged breach of the obligations provided for under this Section 2.2, Dyadic or the applicable Sublicensee shall be free to deny that the allegations are true, that the allegations are not prohibited by this Agreement, or contend that the operative provisions of the Sublicense Agreement are immaterial. In such a case, no breach will be deemed to have occurred unless and until it has been finally adjudicated under the dispute resolution procedures of Section 10.7 of this Agreement or the applicable Sublicense Agreement that there has been a material breach of the obligations provided for under this Agreement and that Danisco will suffer or has suffered more than a de minimis injury as a result thereof.

(d)    Dyadic (on behalf of itself, its predecessors, successors, and their respective successors, parent and subsidiary corporations, together with each of their assigns, and legal representatives) hereby covenants and agrees, and shall cause its Affiliates and Sublicensees and Sanofi (each a “Dyadic Party”) to covenant and agree in a written agreement not to commence, aid, prosecute or cause to be commenced or prosecuted, any legal action or other proceeding against any Transferred Contract Party or any of its Affiliates, or any of its or their successors and assigns, or any of its or their licensees, sublicensees, third-party toll manufacturers, or direct or indirect customers or distributors solely in connection with the exercise of the rights granted to such Transferred Contract Party in accordance with the applicable Transferred Contract wherein any Dyadic Party alleges infringement (direct or contributory) or inducement of infringement of any Patent owned or Controlled by such Dyadic Party claiming an Improvement as defined in Part (a) of that definition. Nothing in the foregoing shall be deemed to include a Pharmaceutical Patent not required to be included in such covenant unless adjudicated to be so included.

2.3 Ownership of Patents and Grant of Rights to Danisco

(a)    Patents based on inventions created or made by Danisco, a Third Party under Danisco’s Control, or jointly with such Third Party that (i) arise out of the Services and (ii) which would constitute a Pharmaceutical Patent, shall be solely owned by Dyadic. All other Patents which are based on inventions created or made by Danisco, a Third Party under Danisco’s Control or jointly with such Third Party as a result of the Services or inventions made by Danisco outside of the Services shall be owned solely by Danisco.

(b)    Inventions, Pharmaceutical Improvements, or Know-How made by a Licensed Party, a Third Party under a Licensed Party’s control, or jointly with such Third Party, and any resulting Patents, which relate solely to the Pharmaceutical Field, including, without limitation, any improvements to the C1 Strains, Dyadic Know-How or Dyadic Materials which relate solely to the Pharmaceutical Field shall be, as between Dyadic and Danisco, solely owned by Dyadic. Such Patents, when disclosed publically, are hereby licensed to Danisco in accordance with the other terms of this Agreement, including, without limitation, the royalty provisions of Section 3.4. Each Licensed Party, on its own behalf and on behalf of any Third Party it Controls will not attempt to make any Improvements or inventions solely outside of the Pharmaceutical Field and will not, without Danisco’s prior written consent, file for Patents or make any disclosure of any invention with applicability solely outside of the Pharmaceutical Field. In the event that any Industrial C1 Strain or Industrial C1 Patents or any invention, Improvement, or Know-How relating exclusively thereto is created, each Licensed Party will promptly disclose such invention, Improvement, or Know-How relating exclusively thereto to Danisco and, in accordance with the provisions of this Agreement will immediately assign, without consideration, all such Industrial C1 Strains or Industrial C1 Patents or any invention, Improvement, or Know-How relating exclusively thereto to Danisco.

(c)    Inventions, Improvements, or Know-How made by a Licensed Party, a Third Party under a Licensed Party’s Control, or jointly with such Third Party, and any resulting Patents, which have applicability both within and without the Pharmaceutical Field shall be solely owned by Danisco, provided, however, if a Licensed Party, using objective evidence, can establish that the potential use of such inventions, Improvements, or Know-How outside the Pharmaceutical Field is de minimis, it shall be owned by the Licensed Party, provided, however, that if Danisco, in good faith, objectively exercised, concludes that the dissemination of any C1 Strain or Danisco Improved Strain or Know-How that embodies such an Improvement could cause more than a de minimis injury to Danisco’s activities outside of the Pharmaceutical Field, then Danisco shall own such inventions, Improvements, or Know-How and any resulting Patents. Such Patents, inventions, Improvements, or Know-How covered by this Section 2.3(c) are hereby licensed under Section 2.1 to Dyadic or under Section 2.3(f), 2.3(g) and 2.3(h) to Danisco in accordance with the other terms of this Agreement, including, without limitation, as applicable the royalty provisions of Sections 2.1 and 3.4, it being understood that any such Patent, invention, Improvement, or Know-How made by a Licensed Party, a Third Party under a Licensed Party’s Control, or jointly with such Third Party and as to whose ownership is transferred to Danisco shall not be royalty-bearing with respect to any use under this Section 2.3 with respect to any Licensed Party. For the avoidance of doubt, inventions, and any Patent claims arising therefrom, comprising any modification of any C1 Strain, the Dyadic Know-How or the Dyadic Materials to enable or improve the production of Pharmaceutical Products, including without limitation, claims relating to compositions of matter that meet the definition of Pharmaceutical Product and that contain non-immunogenic or human-like proteins or groups, sugars and acids, are solely inside the Pharmaceutical Field. For the further avoidance of doubt, subject to rights granted to Third Parties under the Transferred Contracts, Danisco shall have no right and shall quitclaim any right or license under this Agreement under any Patent claim owned by a Sublicensee covering exclusively the use of specific production hosts other than C1 Strains to produce Pharmaceutical Products and such Patent rights shall be owned by the Sublicensee which made the invention which resulted in the Patent.

(d)    Where Dyadic physically transfers to a Sublicensee any untransformed or untransfected C1 Strain or Danisco Improved Strain, all such physical transfers shall be under a valid, written Sublicense Agreement containing provisions extending to Danisco the rights provided for in Section 2.3(b) and (c). In the event that Dyadic is unable to obtain such rights from any potential transferee, then Dyadic may not physically transfer to such Sublicensee any C1 Strain or Danisco Improved Strain other than a C1 Strain that has been transformed or transfected to express or secrete a specific Pharmaceutical Product and under conditions prohibiting such Sublicensee from reverse engineering such transformed or transfected C1 Strain to its untransformed or untransfected state.

(e)    All inventions, Improvements, Pharmaceutical Improvements, or Know-How developed or used in the performance of Services by Danisco, a Third Party under Danisco’s Control, or jointly with such Third Party, not otherwise covered by Sections 2.3(a), (b) or (c), shall be owned by Danisco.

(f)    With respect to any Patent where the ownership rights are assigned to a Licensed Party under this Agreement, the Licensed Party hereby grants to Danisco an exclusive, irrevocable, worldwide, royalty free license, with the right to sublicense, to make, have made, use, sell, offer for sale, import or export any product that is outside of the Pharmaceutical Field, provided, however, that such license shall not cover the production of the Pharmaceutical Products in production hosts other than C1 Strains.

(g)    With respect to any Patent where the ownership rights are assigned to a Licensed Party under this Agreement, the Licensed Party hereby grants to Danisco a non-exclusive, irrevocable, worldwide, royalty bearing license, without the right to sublicense, to make, have made, use, sell, offer for sale, import or export any product in the Pharmaceutical Field.

(h)    Subject to the restrictions set forth in Section 3.3, with respect to any Patent where the ownership rights are assigned to a Licensed Party under this Agreement, the Licensed Party hereby grants to Danisco a non-exclusive, irrevocable, worldwide, royalty free license without the right to sublicense, to research and develop any product in any field including the Pharmaceutical Field.

2.4    No Implied Licenses. Neither Danisco nor any Licensed Party (or any sublicensee of any Licensed Party) has any rights or obligations under this Agreement except as expressly stated herein. Danisco retains all rights in and to the C1 Strains, Danisco Improved Strains, Genetic Tools, Dyadic Know-How, Danisco Know-How, Danisco Background Technology, Dyadic Materials, Dyadic Patents, and Danisco Patents except for the grants of rights for the periods as expressly provided under the terms of this Agreement.

ARTICLE 3 SERVICES TO BE PROVIDED BY DANISCO AND PAYMENTS

3.1 Services
Each Party shall appoint a single individual (the “Relationship Manager”), who may be replaced on written notice to the other Party, to manage the provision of the Services and to discuss any potential deviations or changes in the deliverables or work-plans that may be agreed hereunder. The Relationship Manager shall not have the authority to modify this Agreement, including, without limitation, the Services, deliverables and work-plans provided for in Exhibit B, or to otherwise bind, as applicable, Danisco or Dyadic. Any modification to any work-plans shall be agreed to by the Parties in writing. The

Relationship Manager will be primarily responsible for all communications regarding the Services and coordinating the activities to be performed by each Party related to the Service.
Promptly after the Effective Date, Danisco shall ask Transferred Employees, to the extent such Transferred Employees remain employed by Danisco or its Affiliates, to continue the work in the Pharmaceutical Field that they were performing prior to the Effective Date, and the Relationship Managers shall meet to review the current status of Dyadic’s work to use C1 Strains for the production of Pharmaceutical Products and Dyadic’s objectives for the Services including the identity of the Pharmaceutical Products to be produced, and realistic milestone objectives for expression of such Pharmaceutical Products in the C1 Strains listed in Exhibit A. Based on the available information and such preliminary work with the C1 Strains as Danisco may believe to be necessary to determine the feasibility of using C1 Strains for production of the Pharmaceutical Products designated by Dyadic, the Parties, using commercially reasonable efforts for a period of up to sixty (60) days from the Effective Date, shall negotiate in good faith to agree upon a work plan covering those subjects set forth in Exhibit B that sets forth in greater detail the Services and the objectives of the Parties. Upon agreement to such work plan, Danisco will designate employees of Danisco or any Affiliate of Danisco (herein the “Designated Employees”) who will be assigned to implement the work plan. Such work-plan shall be signed by the Parties and become Exhibit B to this Agreement. Nothing shall require Danisco to agree to any Services, objective or milestone that in its judgment cannot realistically be accomplished in C1 Strains, in facilities maintained by Danisco and its Affiliates or by the Designated Employees. Subject to this Section 3, if the Parties shall execute Exhibit B, for a period of three (3) years from the Effective Date or until Dyadic terminates the Services, Danisco shall use its good faith efforts to provide the Designated Employees with the necessary time and laboratory resources to enable them to perform the Services and attempt to achieve Dyadic’s objectives. Danisco may change the identity of the Designated Employees at any time and from time to time by written notice to Dyadic. Dyadic acknowledges that the Services involve research and that the results of research and the timing of such results will always be uncertain.
Dyadic agrees that it will minimize to the maximum extent possible the disclosure of Dyadic Confidential Information to Danisco and shall only provide such information to those Designated Employees who have a need to know.
Through the Relationship Manager, Danisco will inform and obtain written consent from Dyadic's relationship manager prior to the application of any Danisco Background Technology in the course of providing Services. In the event such Danisco Background Technology is applied in the course of providing Services, Dyadic or, as applicable, a Licensed Party, shall be free to use, royalty-free, with, a right of sub-license as provided for in Section 2.1(a)(i) and 2.1(a)(ii), such Danisco Background Technology and/or any Danisco Background Tools, solely as is reasonably necessary to grow the C1 Strain or Danisco Improved Strain to express the Pharmaceutical Product with which it has been transformed or transfected, in each case, to the extent such C1 Strain, Danisco Improved Strain or Pharmaceutical Product were the subject of Services provided hereunder.

In the event that the Parties do not agree to a detailed Exhibit B within sixty (60) days of the Effective Date or at any time after such detailed Exhibit B has been in effect for six (6) months, Dyadic may terminate the obligation of Danisco to provide the Services and the obligation of Dyadic to pay for Services (other than any Services rendered prior to the effectiveness of such termination) by providing Danisco with thirty (30) days prior written notice of such termination. In such event, during such thirty (30) day period Danisco shall, pursuant to the license set forth in Section 2.1, transfer progeny of such C1 Strains, or if applicable Danisco Improved Strains, that have been developed pursuant to the Services, as well as any Dyadic Know-How, Danisco Know-How, the Genetic Tools listed in Exhibit A, and any Services Generated Tools which relate to C1 Strains in the Pharmaceutical Field, and Danisco shall submit its final invoice to Dyadic for the FTEs used in performing work in the Pharmaceutical Field for Dyadic and in transferring technology to Dyadic pursuant to the following paragraph.
During the period when Danisco is providing Services, or during the 60 day period after the Effective Date, Danisco will, upon request by Dyadic, use commercially reasonable efforts to transfer to Dyadic or, if Dyadic does not currently employ or have access to Persons with technical training, Sanofi or its Affiliates, or a Sublicensee information sufficient to enable persons of ordinary skill in the art to grow Danisco Improved Strains and express Pharmaceutical Products in such Danisco Improved Strains, and use and grow the Danisco Improved Strains and the C1 Strains and the Genetic Tools and information listed in Exhibit A, and any Services Generated Tool to express Pharmaceutical Products (hereinafter defined as “Technology Transfer Services”), provided, however, it being understood that any such use by the Licensed Parties of the information to be provided pursuant to the Technology Transfer Services shall in all events be subject to the terms of this Agreement. Nothing herein shall require Danisco to (i) transfer technology regarding how to use Danisco Background Technology or Danisco Background Tools except with respect to the use of such Danisco Background Technology or Danisco Background Tools to grow a Danisco Improved Strain and express a Pharmaceutical Product in such Danisco Improved Strain or (ii) transfer technology that has been previously transferred five times to an employee or contractor of Dyadic with technical training. During the 60 day period after the Effective Date, and during the period Services are provided, if any, and at the end of such period, Danisco shall engage in regular technology transfer activities as reasonably requested by Dyadic, and also transfer activities as relating to the Services and any deliverables to be provided pursuant to Exhibit B, provided, however, that any such use by the Licensed Parties of such transferred technology shall in all events be subject to the terms of this Agreement. Dyadic shall have a period of six (6) months after termination of the period during which Danisco is obligated to provide Services to request additional technology transfer services with respect to the technology to be transferred under this paragraph. After such six (6) month period, Danisco’s obligation to transfer under this paragraph shall be deemed to be complete.

Danisco makes no and expressly disclaims any, and Dyadic disclaims reliance on any, express or implied representation or warranty regarding the success of such efforts,

training and education, and Dyadic acknowledges that not all Pharmaceutical Products will be able to be produced in C1 Strains.

Danisco shall keep Dyadic reasonably informed of progress with respect to data, Services, Services Generated Tools, and the Danisco Improved Strains generated under the Services other than Danisco Background Tools. Danisco shall provide Dyadic with detailed quarterly written reports regarding details and results of the Services.

During the 60 day period after the Effective Date, and during the period that Services are being provided under this Agreement, and for six (6) months after termination of Services, Danisco shall provide Dyadic reasonable access to, and use rights and Know-How related to, (i) the Transferred Books and Records pertaining how to modify, use and grow C1 Strains in the Pharmaceutical Field, including without limitation, any records evidencing lab notebooks, inventions or discoveries made by employees of Dyadic or any Affiliate of Dyadic prior to the Effective Date, (ii) all genomic and other data, regulatory filings and approvals relating to C1 Strains obtained or made by Dyadic prior to the Effective Date, and (iii) all toxicity and pathogenicity data including but not limited to the data generated as part of the submission and approval of the U.S. Food and Drug Administration Generally Regarded as Safe (“GRAS”) Notification #292, and any and all additional data generated subsequent to the GRAS #292 Notification, but prior to the Effective Date of the Pharma License. Licensed Parties acknowledge that Danisco makes no and expressly disclaims any, and Licensed Parties disclaim reliance on any express or implied representations or warranties regarding any strain produced by Danisco for Dyadic or any other Licensed Party, that Danisco makes no makes no and expressly disclaims any, and Licensed Parties disclaim reliance on any, express or implied representation or warranty regarding the safety or efficacy of any Pharmaceutical Product produced by such strain, and that Danisco makes no and expressly disclaims any, and Licensed Parties disclaim reliance on any, express or implied representation or warranty regarding the Services or that any strain or any Pharmaceutical Product or that the manufacture of such Pharmaceutical Product does not infringe the intellectual property rights of any Third Party.

After the termination of the Services or with Danisco’s prior written consent, Dyadic will be free, without liability of any kind, to solicit up to five (5) employees of Danisco who are Transferred Employees and who have been providing Services to Dyadic with respect to the Pharmaceutical Field to resign from Danisco and become employees of Dyadic. Prior to such solicitation, Dyadic will give the Relationship Manager thirty (30) days notice indicating the names of the Transferred Employees to be solicited and Dyadic will cooperate with Danisco to permit the transition of any work activities being undertaken by such employee to another employee, provided, however, that in no event shall any such employee be delayed more than sixty (60) days in accepting employment and working for a Licensed Party.
3.2 Dyadic Payments To Danisco for Services

Dyadic shall make payments to Danisco for Full Time Equivalents (which is 1,720 hours per year or an “FTE”) used by Danisco to provide the Services. Without Dyadic’s prior written consent, Danisco will not assign more than [*]. FTEs to provide such Services. Danisco shall keep records with respect to the allocation of time spent by Designated Employees in providing Services and shall invoice Dyadic at the end of each calendar quarter for Services provided pursuant to Section 3.1 at the greater of (a) [*] annual rate per FTE multiplied by FTEs utilized during that quarter, and (b) [*] per calendar quarter. In addition, Dyadic shall reimburse Danisco for any Third Party costs reasonably incurred in providing Services. Danisco shall request Dyadic’s approval for any Third Party expenditure in excess of [*] in the aggregate during any calendar year. Dyadic shall pay such invoice within thirty (30) days from receipt.
In the event that Dyadic does not consent to reimburse Danisco for Third Party costs contemplated by Exhibit B, Danisco shall have no obligation to perform the Services associated with such Third Party expenditures.

3.3 Danisco Business Activities
Except as expressly set forth in this Section 3.3, nothing in this Agreement shall prevent Danisco or any Affiliate of Danisco from engaging in any business using any strain, Know-How or Dyadic Materials licensed or developed hereunder, from selling any Pharmaceutical Product, from providing services to any Third Party, or from using the C1 Strains, Dyadic Know-How, Dyadic Materials and Danisco Improved Strains, Genetic Tools, Danisco Know-How, Dyadic Patents, Danisco Patents or any other Know-How in any business or field, including, but not limited to, engaging in business in the Pharmaceutical Field or in the business of researching, developing, producing or selling any Pharmaceutical Product or Dosage Form. As an express limitation on the foregoing, until the sooner of [*], Danisco will not grant sublicenses to Third Parties to use any C1 Strain (which for the purposes of all of Section 3.3 includes a Danisco Improved Strain) in the Pharmaceutical Field or provide any C1 Strain, Dyadic Know-How (only as it relates to the Pharmaceutical Field) or Dyadic Material or modified C1 Strain or modified Dyadic Materials or Know-How relating thereto (which for the purposes of this Section 3.3 shall include Danisco Know-How (only as it relates to the Pharmaceutical Field)) (“Restricted Materials”) to any Third Party, for use in the Pharmaceutical Field except that (i) Danisco may provide Restricted Materials for use in the Pharmaceutical Field to Third Parties pursuant to and in accordance with the terms and conditions of any Transferred Contract and (ii) Danisco may provide, but not sublicense, Restricted Materials to any Third Party providing contract research services, tolling services, or manufacturing services for Danisco or any Affiliate of Danisco where such use is solely in providing such services for Danisco or such Affiliate and where such Third Party is not directly or indirectly the entity that sells, markets or distributes the Dosage Form (each a “Service Provider”), and (iii) without limitation to the foregoing, Danisco may provide Know-How concerning C1 Strains, Genetic Tools, the Dyadic Know-How, the Danisco Know-How, the Dyadic Materials, Danisco Improved Strains or any derivatives thereof useful for creating or modifying such C1 Strains, Danisco Improved

Strains or any derivatives thereof to any Third Party or government agency to the extent that such information is necessary for legal or regulatory reasons. For the avoidance of doubt, Danisco is not subject to any restriction regarding use of or sublicensing of any C1 Strain or modified C1 Strain for uses outside the Pharmaceutical Field nor is Danisco subject to any restriction regarding the transfer of any C1 Strain or modified C1 Strain for uses outside of the Pharmaceutical Field.
Any transfer of a C1 Strain for use in the Pharmaceutical Field permitted by this Section 3.3, which such transfer is made prior to the sooner of [*], will be accompanied by a valid written agreement, directly enforceable by Dyadic against the transferee, that: (i) implements the restrictions provided for by this Section 3.3; (ii) expressly excludes the right to use such Restricted Materials in the Pharmaceutical Field except as permitted above, and (iii) gives written notice that Dyadic has co-exclusive rights, with the rights to enforce the contractual restrictions set forth in Section 3.3, to use the C1 Strains and the Dyadic Materials in the Pharmaceutical Field and that Dyadic is an intended third party beneficiary of such restrictions on the use of the Restricted Materials in the Pharmaceutical Field.
Nothing herein (including, but not limited to, the previous sentence) shall require Danisco to commence any proceeding against any Third Party to enforce any restriction on the use of any Restricted Materials in the Pharmaceutical Field or otherwise, provided, however, Danisco will use commercially reasonable efforts to prevent such use and will cooperate fully with Dyadic at Dyadic’s expense to enforce its rights under this License Agreement and the written agreement required herein. In the event that Dyadic identifies to Danisco any Third Party which it believes is using any Restricted Materials in ways that are inconsistent with the foregoing, Dyadic may provide the name of such Third Party to Danisco and Danisco will advise Dyadic if such Third Party has received such Restricted Materials pursuant to an agreement with Danisco contemplated by this Section 3.3. Once each calendar year, Dyadic may provide Danisco with a written notice requesting confirmation that Danisco has not provided Restricted Materials to Third Parties for use in the Pharmaceutical Field except to the extent that such transfer is permitted by Article 3 of this Agreement. In such event, Danisco shall respond to such Dyadic request.

[*]

3.4 Danisco Payments to Dyadic
With respect to any Pharmaceutical Product produced in a C1 Strain by Danisco or an Affiliate of Danisco, Danisco shall, at the end of each calendar quarter commencing on the first commercial sale of such Pharmaceutical Product and until [*] after the first commercial sale of such Pharmaceutical Product, pay to Dyadic the royalty provided for in the table below.
With respect to any Pharmaceutical Product produced in a C1 Strain by Danisco or an Affiliate of Danisco, Danisco shall at the end of each calendar quarter commencing on the [*] anniversary of the first commercial sale of such

Pharmaceutical Product and until [*] after the first commercial sale of such Pharmaceutical Product, pay to Dyadic the royalty provided for in the table below provided that, and only as long as, (i) Dyadic owns at least one non-expired valid patent claiming the production, use or sale of such Pharmaceutical Product by Danisco, or (ii) Danisco is practicing under a non-expired Dyadic Patent to produce, use or sell such Pharmaceutical Product.
[*]
Danisco agrees that where the production or sale of a Pharmaceutical Product or Dosage Form that is produced in a C1 Strain or Danisco Improved Strain, and where such production or sale is covered by a valid claim of a Patent owned by a Sublicensee of Dyadic pursuant to the terms of this Agreement, whether such Patent is subsequently assigned to Danisco or Dyadic, the applicable royalty rate will be increased by [*]. Thus, as an illustrative example, the applicable rate for the use of such C1 Strain or Danisco Improved Strain with respect to arm’s length sales of a Dosage Form where Danisco is the selling party of such Dosage Form and a C1 Strain or Danisco Improved Strain covered by a valid claim of a Patent owned by a Sublicensee of Dyadic is used to produce a composition of matter that is not an active ingredient but that is used to create an active ingredient included in a Dosage Form would be [*] and not [*].
Such royalty shall be payable to Dyadic within thirty (30) Business Days from the end of each calendar quarter by Danisco and a report regarding Net Sales shall be provided to Dyadic. Danisco, no more than once every twelve (12) months, shall permit an audit of their books and records by a national accounting firm designated by Dyadic. Such accounting firm shall confirm the accuracy of any royalty calculation and shall not disclose to Dyadic any other information of other than the correct calculation of Net Sales and the amount of the royalty payable to Dyadic. In the event that such audit reveals an underpayment of any royalty of more than one percent (1%), Danisco shall reimburse Dyadic for the cost of such audit.

ARTICLE 4 DISCLOSURE OF INVENTIONS AND RESULTS; PROSECUTION, MAINTENANCE AND ENFORCEMENT OF PATENTS

4.1    Disclosure Obligations

During the period for which Services are being provided by Danisco to Dyadic, Danisco shall provide to Dyadic pursuant to the terms of the licenses set forth in Article 2 the deliverables specified under the Work Plan, any Dyadic Material, Danisco Improved Strain, and Danisco Know-How, in each case which is developed by the Designated Employees in the course of providing Services during the Services period and that has utility in the Pharmaceutical Field. Notwithstanding the foregoing, nothing shall require Danisco to disclose information which is subject to confidentiality obligations to Third Parties or disclose Danisco Background Technology, except where such disclosure of Danisco Background Technology is necessary to grow the C1 Strain or Danisco Improved

Strain to express the Pharmaceutical Product with respect to which such C1 Strain and/or Danisco Improved strain has been transformed or transfected.

After the sooner of three (3) years from the Effective Date or, in the event Dyadic terminates Services, the date of such termination, except for Dyadic’s and, as applicable, its Sublicensee’s obligations relating to inventions relating to the Industrial C1 Strains or Industrial C1 Patents, neither Party nor any Licensed Party shall be obligated to disclose any invention, Improvement, Pharmaceutical Improvement, or Know-How to the other Party or any Licensed Party.

4.2 Prosecution and Enforcement of Patents

(a)    Danisco shall have the exclusive right to control, at its sole expense, the filing, registration, prosecution, maintenance, enforcement and defense (such as responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings) including the right to refrain from filing or maintaining, any Patents or patent applications, covering an invention where ownership is allocated to Danisco or such Patents are otherwise Controlled by Danisco. Notwithstanding the foregoing in the case of substantiated allegations of infringement activity in the Pharmaceutical Field under any Patents owned or Controlled by Danisco pursuant to this Agreement or the Asset Purchase Agreement, Dyadic, shall have the first option to enforce and to control any such action for infringement claim asserted by Dyadic. Danisco shall have the option to join in asserting a claim for infringement and participate in any settlement discussions and shall have a share in the recovery of any damages or settlement terms, after appropriate compensation to Dyadic and, if applicable, Danisco for expenses incurred including, without limitation, attorney’s fees, in proportion to the damages established by each Party. Without limiting the foregoing, Dyadic’s enforcement rights shall include the right to cause Danisco to execute such documents, including joining litigation as a party, as may be required to permit Dyadic to enforce any applicable Patents against any infringers, but solely with respect to the Pharmaceutical Field. No settlement agreement may without Danisco’s written consent limit Danisco’s rights with respect to C1 Strains, Dyadic Materials, or Dyadic Know-How or Danisco’s rights under this Agreement.

(b)    Each Licensed Party shall have the exclusive right to control, at its sole expense, the filing, registration, prosecution, maintenance, enforcement and defense (such as responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings) including the right to refrain from filing or maintaining, any Patents or patent applications, covering an invention where ownership is allocated to the Licensed Party.

(c)    If a Party decides to decline to control the filing, registration, prosecution or maintenance of any Patents or patent applications it owns or Controls pursuant to Section 2.3 of this Agreement (the “Declining Party”), the Declining Party will immediately notify the other Party of such decision in writing, in order to give the other Party (the “Acting Party”) the opportunity, at its sole discretion, to assume responsibility for the filing, registration, prosecution or maintenance of such Patents or patent applications before such Patents or patent applications are potentially negatively impacted by the Declining Party’s decision, including without limitation the Acting Party being barred from acting by virtue of the lapse of any official Patent Registry deadlines. If the Acting Party provides the Declining Party with written notice of its decision to assume responsibility for the filing, registration, prosecution or maintenance of these Patents or patent applications no later than thirty (30) days after receipt of the Declining Party’s notice, then Declining Party promptly will assign all right, title and interest the Declining Party has in such Patents or patent applications to the Acting Party, and the Acting hereby grants to the Declining Party an irrevocable non-assert to the Declining Party and the Declining Party’s Affiliates and Customers under such assigned Patent or patent applications provided that such non-assert as it applies to Dyadic shall be limited to the scope of rights granted to Dyadic in Section 2.1.

(d)    Within thirty (30) days of the execution of this Agreement, the Parties will establish a patent committee to review ownership allocations in accordance with Section 2.3 of this Agreement as well as receive updates on the filing, prosecution and maintenance of Patents that are subject to this Agreement. Such patent committee shall meet on a regular basis when determined by such committee. The patent committee shall be comprised of one (1) representative of each Party and include representation of the Party’s patent groups. The Parties agree that, to the extent possible and to the extent consistent with either Party’s internal patent strategy, any Patents containing inventions specifically related to the Pharmaceutical Field will be filed as independent Patents from inventions relating within and without the Pharmaceutical Field. The Parties also agree that prior to imitating any interferences relating to Patents within the Pharmaceutical Field, the matter will be reviewed in the first instance by the patent committee who shall attempt to resolve any matters in good faith. The Parties also agree that disputes relating to the characterization of inventions arising under this Agreement will first be presented to the patent committee, where the Parties will discuss in good faith how to characterize the invention. If the Parties are unable to reach a conclusion, the patent committee shall have the authority to decide the matter, subject to the dispute resolution procedures provided for in Section 10.7.

ARTICLE 5 CONFIDENTIALITY

5.1 Confidentiality Obligations. Each Party agrees that for seven (7) years after the termination or expiration of this Agreement, all Danisco Confidential Information and all Dyadic Confidential Information disclosed under this Agreement shall be maintained in strict confidence by the receiving Party, and shall not be used by the receiving Party for any purpose other than the purposes expressly permitted by this Agreement, and shall not be disclosed by the receiving Party to any Third Party except to Sublicensees and to permitted Third Parties such as contract research and/or manufacturing entities which have agreed in writing to obligations of confidentiality and non-use consistent with the obligations of the Parties under this Agreement.

5.2 Permitted Usage. Each of Danisco and any Licensed Party may use and disclose Confidential Information of the other Party as follows: (a) under appropriate confidentiality provisions no less restrictive than those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to such Party in this

Agreement, including, without limitation Sublicensee and Third Party acting as contract researchers; (b) in connection with the filing for, prosecution, maintenance and enforcement of Patents where ownership of the invention to which such Patent relates is assigned to such Licensed Party in accordance with this Agreement; (c) in connection with prosecuting or defending litigation, complying with applicable governmental regulations, filing for, obtaining and maintaining regulatory approvals, or as otherwise required by Law or as permitted by this Agreement; (d) in communication with potential or actual Sublicensees who prior to such disclosure have agreed in writing to be bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; (e) in confidence to potential or actual investment bankers, advisors (including without limitation financial advisors and accountants), investors, lenders, acquirers, merger partners, or other potential financial or strategic partners, and their attorneys and agents) on a need to know basis who, prior to such disclosure, have agreed in writing to be bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; provided, however, that the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.2 to treat such Confidential Information as required under this Article 5; (f) to the extent mutually agreed to by the Parties in writing, or (g) under appropriate confidentiality provisions no less restrictive than those in this Agreement, in connection with, and solely to the extent necessary for, Danisco’s performance of its obligations to any Third Party under any Transferred Contract. For clarity, nothing in this Section 5.2 expands the permitted use or disclosure of any C1 Strain, Dyadic Materials, Danisco Improved Strain, Genetic Tools, Dyadic Know-How, Danisco Know-How, Dyadic Patents or Danisco Patents beyond the rights expressly licensed under Article 2.

5.3 Confidential Terms. Except as provided herein, each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party. Notwithstanding the foregoing, a Party may disclose the terms of this Agreement in confidence to its Affiliates in connection with the performance of this Agreement and solely on a need-to-know basis; to potential or actual Sublicensees, who prior to disclosure must agree to be bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth herein; or in confidence to potential or actual investment bankers, advisors (including without limitation financial advisors and accountants), investors, lenders, acquirers, merger partners, or other potential financial or strategic partners, and their attorneys and agents) on a need to know basis who, prior to such disclosure, have agreed in writing to be bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; provided, however, that the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.3 to treat such Confidential Information as required under this Article 5. In addition, a Party may disclose the existence (but not the terms and conditions) of this Agreement to Third Parties, subject to Section 5.5.

5.4 Exceptions for Applicable Law or Regulation. Notwithstanding anything to the contrary in this Article 5, a Party may disclose any Confidential Information of the other Party or the terms of this Agreement that is required to be disclosed under Law (including, without limitation, the requirements of securities filings); provided that, except where impracticable, such Party shall give the other Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall afford the other Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, a Party shall disclose only that portion of the Confidential Information of the other Party that is required by Law to be disclosed and, in the event a protective order is obtained by the other Party, nothing in this Article 5 shall be construed to authorize the Party that is subject to the disclosure requirement to use or disclose any Confidential Information of the other Party to any Person other than as required by Law or beyond the scope of the protective order. A Party may disclose this Agreement if required to be disclosed by Law to the extent, and only to the extent, such Law requires such disclosure and, in such an event, such Party provides the other Party a reasonable opportunity to review and comment on the general text of such disclosure, which comments shall be incorporated by the disclosing Party if reasonable under the circumstances.

5.5 Public Announcements. Except to the extent required by Law, no Party shall make any public announcement concerning this Agreement or the terms hereof without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Once such consent has been given, the Party as to whom consent has been given shall be free to make public announcements or disclosures substantially similar to that already approved by the other Party. Upon the Effective Date, Dyadic may make a public announcement in a form to be reasonably agreed to by Danisco advising Third Parties that it is licensed to use certain C1 Strains and related technology in the Pharmaceutical Field and, after agreement by the Parties with respect to a detailed Exhibit B, that Danisco is providing certain services for Dyadic. In addition, Dyadic may advise potential Sublicensees of the existence and terms of this Agreement except that the provisions of Article 3 shall not be disclosed to any Third Party. Within sixty (60) days of the Effective Date, the Parties shall negotiate in good faith with respect to those Sections of this Agreement and the rights of the Parties hereunder that may be disclosed without further consent of both Parties. Notwithstanding the foregoing, after notice to the other Party and after appropriate consideration of any objection from such other Party, each Party shall be free to make all such disclosures as may be required by applicable securities or disclosures law.

ARTICLE 6 INDEMNIFICATION

6.1 Indemnification of Danisco. The Licensed Parties shall indemnify, defend and hold Danisco and its Affiliates, agents, employees, officers, and directors (the “Danisco Indemnitees”) harmless from and against any and all liability, damage, loss, cost, or expense (including without limitation reasonable attorneys’ fees) arising out of claims or suits related to: (a) breach by any Licensed Party of any of its representations, warranties, or covenants under this Agreement; (b) the negligence or willful misconduct of Dyadic or its Affiliates or Sublicensees, and it’s or their directors, officers, agents, employees, or consultants; (c) any use, exploitation or sublicense by, or under the authority of, Dyadic, any Affiliate of Dyadic or any Sublicensee of the licenses granted under Section 2.1, including, without limitation, any development, manufacture, distribution, offer for sale, sale, export, or transfer of any C1 Strain, Dyadic Material, Danisco Improved Strain or any Pharmaceutical Product or Dosage Form; and (d) any Service provided by Danisco or its Affiliates pursuant to Article 3; provided, however, that Dyadic’s obligations under Section 6.1(d) will not apply if it has been determined pursuant to Section 10.7 that such liability is due primarily to the willful and knowing misconduct of any of the Danisco Indemnitees.

6.2 Indemnification of Dyadic. Danisco shall indemnify, defend and hold Dyadic and its Affiliates, agents, employees, officers, and directors (the “Dyadic Indemnitees”) harmless from and against any and all liability, damage, loss, cost, or expense (including without limitation reasonable attorneys’ fees) arising out of claims or suits related to intentional misconduct in the performance of the Services (if applicable) which irreversibly injures Dyadic.

6.2 Procedure. As a condition for either a Danisco Indemnitee or a Dyadic Indemnitee to receive indemnification under this Agreement, it shall: (a) promptly deliver notice in writing (a “Claim Notice”) to the Party from whom it seeks an indemnification as soon as it becomes aware of a claim or suit for which indemnification may be sought (provided that the failure to give a Claim Notice promptly shall not prejudice the rights of the applicable Danisco Indemnitee or Dyadic Indemnitee except to the extent that the failure to give prompt notice materially adversely affects the ability of the indemnifying party to defend the claim or suit); (b) cooperate with the indemnifying party in the defense of such claim or suit; and (c) if the indemnifying party confirms in writing to the Danisco Indemnitee or Dyadic Indemnitee its intention to defend such claim or suit within ten (10) days after receipt of the Claim Notice, permit the indemnifying party to control the defense of such claim or suit, including without limitation the right to select defense counsel; provided that, if the indemnifying party fails to (i) provide such confirmation in writing within such ten (10) day period or (ii) after providing such confirmation, diligently and reasonably defend such suit or claim at any time, the indemnifying party’s right to defend the claim or suit shall terminate immediately and the Danisco Indemnitee or Dyadic Indemnitee may assume the defense of such claim or suit at the sole expense of the indemnifying party but may not settle or compromise such claim or suit without the consent of the indemnifying party, not to be unreasonably withheld or delayed. In no event, however, may the indemnifying party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of any Danisco Indemnitee or Dyadic Indemnitee or that otherwise materially affects such Danisco Indemnitee or Dyadic Indemnitee’s rights under this Agreement or otherwise, or requires any payment by an Danisco Indemnitee or Dyadic Indemnitee without the prior written consent of such Danisco Indemnitee or Dyadic Indemnitee. Except as expressly provided above, the indemnifying party will have no indemnity liability under this Agreement with respect to claims or suits settled or compromised without its prior written consent.

ARTICLE 7 REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 General. Each Party represents and warrants to the other that: (a) it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is qualified to do business and is in good standing in each jurisdiction in which it conducts business; (c) duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (d) this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law; and (e) it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement.

7.2 Representations and Covenants by Danisco. Danisco represents and warrants that, subject to any deficiencies in title with respect to assets acquired from Dyadic under the Asset Purchase Agreement, it has good legal title to all Dyadic Patents, Danisco Patents, Dyadic Know-How, Danisco Know-How, Dyadic Materials and Danisco Improved Strains that are licensed pursuant to Article 2 and that it is not party to any agreement (other than any Transferred Contract) with any Third Party that is inconsistent with the terms of this Agreement. Except to the extent contemplated by any Transferred Contract, Danisco shall take no action that would permit any Person that is a party to a Transferred Contract to assert any Patent covering an Improvement against any Licensed Party.

7.3 Representations, Warranties and Covenants By Licensed Parties. Each Licensed Party represents and warrants that: (i) it has the all rights to any Pharmaceutical Product that will be the subject of any Service provided by Danisco pursuant to Article 3; and (ii) it is and will continue to be in compliance with all Laws relating to the research, development, manufacture, commercialization and sale of any Pharmaceutical Product or Dosage Form that is produced pursuant to the license granted in Article 2 or with respect to which Danisco provides Services pursuant to Article 3.

7.4 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 7 (AND WITHOUT LIMITATION TO ARTICLE 3 HEREOF), DANISCO MAKES NO, AND THE LICENSED PARTIES DISCLAIM RELIANCE ON ANY, REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE SERVICES, ANY DYADIC MATERIALS, DYADIC KNOW-HOW, DANISCO IMPROVED STRAINS AND DANISCO KNOW-HOW LICENSED HEREUNDER OR USED IN PERFORMING SERVICES, OR ANY PHARMACEUTICAL PRODUCT PRODUCED USING ANY SUCH DYADIC MATERIALS, DYADIC KNOW-HOW, DANISCO IMPROVED STRAINS AND DANISCO KNOW-HOW, AND DANISCO SPECIFICALLY DISCLAIMS, AND THE LICENSED PARTIES DISCLAIM RELIANCE ON, ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL WARRANTIES THAT THE

DYADIC PATENTS OR DANISCO PATENTS ARE VALID AND ENFORCEABLE, AND THAT THE USE OF THE DYADIC MATERIALS, THE DANISCO IMPROVED STRAINS, DYADIC KNOW-HOW, OR DANISCO KNOW-HOW TO PRODUCE PHARMACEUTICAL PRODUCTS DOES NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. DANISCO SPECIFICALLY DISCLAIMS, AND THE LICENSED PARTIES DISCLAIM RELIANCE ON, ANY REPRESENTATION OR WARRANTY THAT THE STRAINS LICENSED UNDER THIS AGREEMENT AND ANY DERIVATIVES OR MODIFICATIONS (A) ARE ANYTHING OTHER THAN EXPERIMENTAL IN NATURE, (B) HAVE CHARACTERISTICS THAT ARE ALL KNOWN, AND (C) ARE SUITABLE FOR USE IN PRODUCING ANY PHARMACEUTICAL PRODUCT.

ARTICLE 8 LIMITATION OF LIABILITY

8.1 EXCEPT WITH RESPECT TO THE WRONGFUL DISCLOSURE OR USE OF C1 STRAINS BY DANISCO OR A LICENSED PARTY, OR THE FAILURE OF DANISCO OR A LICENSED PARTY TO MAKE PAYMENTS PROVIDED FOR BY THIS AGREEMENT, OR THE BREACH OF ARTICLES 2 THROUGH 7 OF AGREEMENT BY A LICENSED PARTY, NEITHER DANISCO NOR ANY LICENSED PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES WILL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF THE PERFORMANCE OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE IN CONNECTION WITH A THIRD PARTY CLAIM. DANISCO’S MAXIMUM LIABILITY TO DYADIC AND DYADIC LICENSEES UNDER THIS AGREEMENT PURSUANT TO SECTION 6.2 SHALL BE THE AMOUNT PAID TO DANISCO FOR THE SERVICES WHICH RELATE TO THE CLAIM. NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY DIRECT, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING FROM, IN THE CASE OF DYADIC, ANY USE OF RESTRICTED MATERIALS BY ANY THIRD PARTY OR SUBLICENSEE OUTSIDE THE PHARMACEUTICAL FIELD AND, IN THE CASE OF DANISCO, ANY USE OF RESTRICTED MATERIALS BY ANY THIRD PARTY OR LICENSEE OF DANISCO IN THE PHARMACEUTICAL FIELD IN WAYS PROHIBITED BY THIS AGREEMENT UNLESS DYADIC OR DANISCO EXPRESSLY AND KNOWINGLY GRANTED A LICENSE PERMITTING SUCH IMPROPER USE.

ARTICLE 9 TERM AND TERMINATION

9.1 Term. Subject to Section 9.2, the term of this Agreement shall commence on the Effective Date and continue in full force and effect so long as any Licensed Party is using any C1 Strain or Danisco Improved Strain, Dyadic Know-How, or Dyadic Materials, or is practicing under any Patents licensed hereunder, provided, however, that any inactivity by

Dyadic with respect to the Pharmaceutical Field for less than one (1) year shall not be deemed a basis for expiration of this Agreement.

9.2 Termination and Patent Challenges

(a)    Termination For Breach. Notwithstanding anything herein to the contrary, if any Licensed Party shall at any time breach any material term or condition of its Sublicense Agreement, Dyadic shall advise Danisco in writing of such breach and provide Danisco with all facts known to Dyadic relating to such breach. Dyadic shall use reasonable efforts to remedy or cause its Sublicensee to remedy such breach. In addition, Danisco may commence a dispute against any Licensed Party pursuant to Section 10.7 to recover damages from and obtain injunctive or any other form of equitable relief against the Licensed Party which has breached its obligations. If the breaching Licensed Party shall fail to have cured such breach within sixty (60) days after it has been determined pursuant to Section 10.7 that such Licensed Party is in default, then Danisco may, at its option, and without liability to Dyadic or such Licensed Party terminate and revoke the sublicense running to the applicable Dyadic Sublicensee or if Dyadic is the breaching Party terminate the license grants running to Dyadic in Section 2.1. Any such termination of the license grants running to Dyadic shall not affect the rights of any Dyadic Sublicensee under a Sublicense granted prior to the effective date of such termination.
(b)    Dyadic Remedies. In the event that Dyadic provides written notice to Danisco of the breach of its obligations under any section of this Agreement and Danisco does not cure such breach within sixty (60) days after receipt of such written notice, then Dyadic shall be free to initiate arbitration with respect to such allegations of breach. Such arbitration shall be conducted in an expedited manner, but in no case shall the matter not be decided in less than one year without Dyadic’s consent. If Danisco by the end of such arbitration has not cured such breach and the arbitrators find such a breach exists, the arbitrators shall award equitable relief directing Danisco to discontinue conduct found to violate this Agreement and award such other relief as may be appropriate.

(c)    Patent Challenge. To the extent permitted by Law, in the event that a Party or a Licensed Party wishes to challenge the validity of any Patent subject to this Agreement, other than a Pharmaceutical Patent, such Party or Licensed Party shall first provide sixty (60) days prior written notice of such intent and if such patent challenge is unsuccessful in whole or in part reimburse the other Party’s or Licensed Party’s reasonable attorney’s fees and costs incurred in defending the validity of the Patent in question.

(d)    Danisco Remedies. Danisco may, by delivering written notice to Dyadic, terminate this Agreement immediately and without liability to any Licensed Party, in the event that any court or arbitrator of competent jurisdiction shall determine that Danisco does not have the right to license any C1 Strain, improved C1 Strain, Dyadic Know-How, Dyadic Material, Danisco Know-How, Danisco Improved Strain, Genetic Tool, Dyadic Patent or Danisco Patent for use in the Pharmaceutical Field.

9.3 Effect of Termination

(a)    Rights and Obligations Upon Termination by Danisco for Breach. As of the effective date of a termination of any license to a Licensed Party pursuant to Section 9.2(a): (i) Section 2.1 shall terminate with respect to the rights granted to the Licensed Party which has breached and all rights in any Dyadic Material, Danisco Improved Strain or any derivative or modification thereof, Dyadic Know-How and Danisco Know-How licensed to the Licensed Party which has breached shall terminate and revert to Danisco; (ii) Dyadic, in the case of a termination of Dyadic’s rights, shall return to Danisco, and the applicable Sublicensee, in the case of a termination of such Sublicensee’s rights, shall return to Dyadic any Dyadic Materials or Danisco Improved Strains and derivatives and modifications thereof, Dyadic Know-How and Danisco Know-How provided to or created by or under the authority of such Party; and (iii) the Licensed Party which has breached shall return to Danisco and cease using all Confidential Information of Danisco including, but not limited to, Dyadic Know-How and Danisco Know-How.

(b)    Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated to survive termination or expiration of this Agreement.

9.4 Survival. Sections 2.1(a)(iii) (insofar as it relates to the payment of any royalty incurred prior to the expiration or termination of this Agreement), 2.2(a), 2.2(d), 2.3, 2.4, 3.2, 3.4 (insofar as it relates to the payment of any royalty incurred prior to the expiration or termination of this Agreement), 4.2, 9.3, and 9.4, and Articles 5, 6, 7, 8 and 10, together with any other provisions necessary to give effect thereto, shall survive any expiration or termination of this Agreement.

Article 10 GENERAL PROVISIONS
10.1 Entire Agreement of the Parties; Amendments. This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification, amendment or alteration of any provision of this Agreement will be valid or effective unless made in writing and signed by each of the Parties.
10.2 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Agreement.

10.3 Assignments. Neither this Agreement nor any interest hereunder may be assigned, nor any other obligation delegated, by a Party without the prior written consent of the other Party; provided, however, that a Party shall have the right to assign this Agreement without consent of the other Party to an Affiliate of the assigning Party provided or to any successor in interest to the assigning Party by operation of law, merger, consolidation, or other business reorganization or the sale of all or substantially all of its assets relating to the subject matter of this Agreement. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 10.3 will be null and void. Notwithstanding any assignment or transfer by operation of law, merger, consolidation or otherwise, the assigning Party shall remain primarily liable for any breaches of the assignee under this Agreement.
10.4 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through wholly owned Affiliates or may exercise some or all of its rights under this Agreement through wholly owned Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by such Affiliates and shall cause such Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular and without limitation, (i) all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 5, and (ii) all Affiliates of, as applicable, Dyadic or Danisco, that have access to C1 Strains, Danisco Improved Strains, Improvements, Pharmaceutical Improvements, Dyadic Materials, Genetic Tools or Know-How relating thereto shall be governed and bound by all obligations set forth in this Agreement. Each Party will prohibit all of its Affiliates from taking any action that such Party is prohibited from taking under this Agreement as if such Affiliates were parties to this Agreement.
10.5 Relationship of the Parties. The Parties shall perform their obligations under this Agreement as independent contractors and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other.
10.6 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to Danisco:

Danisco US Inc.
c/o President – DuPont Industrial Biosciences

Building 356
Danisco Experimental Station
Wilmington, DE 19880

With a copy to: E. I. du Pont de Nemours and Company
Attention: Legal Department – General Counsel
Fax: 302-773-4679

If to Dyadic: Dyadic International, Inc.
140 Intracoastal Pointe Drive, Suite 404
Jupiter, FL 33477-5094
Attention: Mark A. Emalfarb
Fax: (561) 743-8343

With a copy to:
Cahill Gordon & Rekindle LLP
80 Pine Street
New York, New York 10005
Attention: Michael B. Weiss
Email:
mweiss@cahill.com

10.7 Governing Law; Dispute Resolution.

(a)
The rights and obligations of the Licensed Parties under this Agreement shall be governed, and shall be interpreted, construed, and enforced, in all respects by the Law of the State of Delaware without giving effect to any conflict of Law rule that would result in the application of the Law of any jurisdiction other than the internal Law of the State of Delaware to the rights and duties of the Parties.

(b)
If Danisco and any Licensed Party are unable to resolve any dispute between them arising out of this Agreement, either Danisco or any Licensed Party, by written notice to the other, may have such dispute referred to the President of DuPont Industrial Biosciences and the Chief Executive Officer of Dyadic or any other Licensed Party, for attempted resolution by good faith negotiations within fifteen (15) days after such notice is received.

(c)
If Danisco and Dyadic or the relevant other Licensed Party do not agree upon a resolution of the dispute, Danisco and the Licensed Parties agree that any dispute that remains unresolved rising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Administered Arbitration (the “Administered Rules” or “Rules”) by three arbitrators, of whom each party to the dispute shall designate one, with the third arbitrator to be designated by the two party-appointed arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 USC §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York and shall be conducted in accordance with the requirements of CPR’s Appeal Procedure. An appeal may be taken under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel in any arbitration arising out of or related to this agreement that is conducted in accordance with the requirements of such Appeal Procedure. Unless otherwise agreed by the parties and the appeal tribunal, the appeal shall be conducted at the place of the original arbitration.

(d)
Danisco and the Licensed Parties agree that money damages alone will be inadequate to compensate for any breach of this Agreement and that injunctive relief will be awarded to the extent necessary to restrain any Licensed Party from using any Dyadic Material, Danisco Improved Strain, Dyadic Know-How, Danisco Know-How, Danisco Background Technology, Danisco Background Tool, or Services Generated Tool outside of the Pharmaceutical Field or to restrain Danisco from violating the provisions of Section 3.3.

10.8 Rights in Bankruptcy. The Parties acknowledge and agree that this Agreement constitutes a license of rights to “intellectual property” as that term is defined in Section 101(35A) of Title 11, United States Code (the “Bankruptcy Code”) and is therefore governed by Section 365(n) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Notwithstanding anything to the contrary, if a Chapter 11 petition is filed by or against Dyadic, Dyadic shall seek approval of the bankruptcy court to assume this Agreement pursuant to 11 U.S.C. § 363.

10.9 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.10 Waiver. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation, or agreement of either Party.

10.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but, if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

10.12 Force Majeure. No liability shall result from a force majeure event or any delay in performance or nonperformance, directly or indirectly caused by circumstances beyond the control of the Party affected, including, but not limited to, act of God, fire, explosion, flood, war, utility failure, order of any court, act or inaction of or by any local or national government or agency, accident, labor strike, pandemic, death, termination or resignation of key employees, inability to obtain material, failure of equipment transportation, or failure of usual transportation mode.

10.13 Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signature of more than one Person but all such counterparts taken together will constitute one and the same agreement.

10.14 Rules of Construction.

(a)
When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)
The Parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Danisco USA Inc.		Dyadic International, Inc.

By:	/s/ [*]	By:	/s/ Mark Emalfarb
Name:	[*]	Name:	Mark Emalfarb
Title:	[*]	Title:	President & CEO

EXHIBIT A
DYADIC MATERIALS

[*]

EXHIBIT B
SERVICES

[*]

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